July 29, 2026

Bradley Atkins

Chairman, President and Trustee

Modern Capital Funds Trust

75 Port City Landing, Suite 110

Mt. Pleasant, South Carolina 29464

RE:	Modern Capital Funds Trust File Nos. 811-23582 and 333-239559

Dear Mr. Atkins:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 2 to the Registration Statement filed on February 2, 2021, under the Securities Act of 1933 to the Registrant's Registration Statement on Form N-1A ("Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 6 under the Securities Act of 1933 (Amendment No. 9 under the 1940 Act) to the Registration Statement (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP
Thompson Hine LLP